                           SCHEDULE 14A INFORMATION

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                  --Cable Design Technologies Corporation--
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                  --Cable Design Technologies Corporation--
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LOGO                       CABLE DESIGN TECHNOLOGIES

-------------------------------------------------------------------------------

FOSTER PLAZA 7 . 661 ANDERSEN DRIVE                               Paul M. Olson
PITTSBURGH, PA 15220 . (412) 937-2300         President/Chief Executive Officer

                                                              November 10, 1997

Dear Stockholder:

  On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders on Tuesday, December 9, 1997 at 10:00 A.M., eastern standard time. The meeting will be held at the LeBateau Room of the Pittsburgh Hilton and Towers, Gateway Center, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222.

  The matters scheduled to be considered at the meeting are the election of directors and the election of an auditor for the Company. These matters are more fully explained in the attached Proxy Statement, which you are encouraged to read.

  The Board of Directors values and encourages stockholder participation. It is important that your shares be represented, whether or not you plan to attend the meeting. Please take a moment to sign, date and return your Proxy in the envelope provided even if you plan to attend the meeting.

  We hope you will be able to attend the meeting.

                                          Sincerely,

                                          /s/ Paul M. Olson

                                          Paul M. Olson
                                          President and Chief Executive
                                          Officer

                      Innovative Interconnect Technology

                                     LOGO


                     CABLE DESIGN TECHNOLOGIES CORPORATION

                                ---------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  Notice is hereby given that the Annual Meeting of Stockholders of Cable Design Technologies Corporation (the "Company") will be held at the LeBateau Room of the Pittsburgh Hilton and Towers, Gateway Center, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222 on Tuesday, December 9, 1997, at 10:00 A.M., eastern standard time, for the following purposes:

    1. To elect six directors to serve until the next Annual Meeting of Stockholders;

    2. To elect an Auditor for the Company for the ensuing year; the Board of Directors of the Company has recommended Arthur Andersen LLP, the present Auditor, for election as Auditor; and

    3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

  In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on October 27, 1997 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

                                      By order of the Board of Directors

                                      /s/Kenneth O. Hale

                                      Kenneth O. Hale
                                      Secretary

Pittsburgh, Pennsylvania
November 10, 1997

                     CABLE DESIGN TECHNOLOGIES CORPORATION
                                FOSTER PLAZA 7
                              661 ANDERSEN DRIVE
                        PITTSBURGH, PENNSYLVANIA 15220

                               ----------------

                                PROXY STATEMENT

                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               DECEMBER 9, 1997

                               ----------------

                                                              November 10, 1997

  The Proxy is solicited by the Board of Directors of Cable Design Technologies Corporation (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on Tuesday, December 9, 1997 at 10:00 A.M., eastern standard time, at the LeBateau Room of the Pittsburgh Hilton and Towers, Gateway Center, 600 Commonwealth Place, Pittsburgh, Pennsylvania 15222. Solicitation of the Proxy may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders. No additional compensation will be paid to such officers and regular employees for any such Proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company.

                                VOTING MATTERS

  The representation in person or by proxy of a majority of the outstanding shares of common stock of the Company, par value $.01 per share (the "Common Stock"), entitled to a vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can only be voted if the stockholder is present in person or is represented by a properly signed proxy. Each stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the Board of Director's proposals, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

  For all matters to be voted upon at the meeting other than the election of directors, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. The directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election of directors. Withholding authority to vote or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the proposal. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

  Any stockholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by voting by ballot at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the meeting begins. The Proxy will be voted at the meeting if the signer of the Proxy was a stockholder of record on October 27, 1997 (the "Record Date").

  On the Record Date, there were outstanding and entitled to vote at the meeting 18,861,417 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. This Proxy Statement is first being sent to the stockholders on or about November 10, 1997. A list of the stockholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                            MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

  Pursuant to the Bylaws of the Company, the Board of Directors has determined that the number of directors constituting the full Board of Directors shall be six. The Board of Directors recommends that the stockholders vote FOR each nominee set forth below. Proxies are solicited in favor of the nominees named on the following pages and it is intended that the Proxies will be voted for the six nominees. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the Proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director to be elected will serve until the next Annual Meeting of Stockholders or until a successor is elected and shall qualify.

INFORMATION REGARDING NOMINEES FOR ELECTION OF DIRECTORS

  A brief statement of the business experience and positions with the Company for the past five years, a listing of certain other directorships and the ages (as of September 30, 1997) of each person nominated to become a director of the Company are set forth on the following pages. There are no family relationships between any of the directors, nominees and executive officers of the Company nor any arrangement or understanding between any director or nominee and any other person pursuant to which he or she was or is to be selected as a director or nominee.

  Bryan C. Cressey, 48, has been Chairman of the Board of the Company since 1988 and a director since 1985. For the past seventeen years he has also been a General Partner and Principal of Golder, Thoma, Cressey, Rauner, Inc. ("GTCR"), a private equity investment firm which controls a significant stockholder of the Company as well as those of several other corporations. See "Security Ownership of Certain Beneficial Owners." Mr. Cressey received a Juris Doctor degree and an MBA degree from Harvard University in 1976. He is also a director of Paging Network, a publicly traded paging company, which is unaffiliated with the Company.

  Paul M. Olson, 63, has been President and a director of the Company since 1985, and Chief Executive Officer of the Company since 1993. From 1972 to 1984 Mr. Olson was the President of Phalo Corporation, a wire and cable manufacturer, and directed sales and marketing at Phalo Corporation from 1967 to 1972. From 1963 to 1967, Mr. Olson was employed at General Electric and, from 1960 to 1963, at General Cable, in wire and cable related sales and marketing positions.

  Myron S. Gelbach, Jr., 76, has been a director of the Company since 1985. Until his retirement in 1995, he had been a financial consultant with, and until September 1994 was the President of, Militia Hill Company, a financial consulting services company that is unaffiliated with the Company. Until his retirement in 1995, Mr. Gelbach was also a director of Tasty Baking Company, a publicly traded snack food company, which is unaffiliated with the Company.

  Michael F.O. Harris, 59, has been a director of the Company since 1985. For the past eight years he has also been a Managing Director of NGI, Inc. and The Northern Group, Inc. ("Northern"), which act as Managing General Partners of Northern Investment Limited Partnership ("NILP") and Northern Investment Limited Partnership II ("NILPII"), respectively. NILP and NILPII are investment partnerships which own several manufacturing companies unaffiliated with the Company. NILPII owns less than 1% of the outstanding Common Stock of the Company.

  Glenn Kalnasy, 54, has been a director of the Company since 1985. For the past eight years he has also been a Managing Director of NGI, Inc. and Northern, which act as Managing General Partners of NILP and NILPII, respectively. NILP and NILPII are investment partnerships which own several manufacturing companies unaffiliated with the Company. NILPII owns less than 1% of the outstanding Common Stock of the Company.

  Richard C. Tuttle, 42, has been a director of the Company since 1989. He is a Principal of Prospect Partners, L.L.C., a private equity investment firm. From 1992 to 1997, Mr. Tuttle was an Executive Vice President at Health Care & Retirement Corp., a publicly traded health care company that is unaffiliated with the Company. From 1987 to 1992, he was a Principal at GTCR, a private equity investment firm that controls the principal stockholder of the Company.

2. ELECTION OF AUDITORS

  The Board of Directors recommends that the stockholders vote FOR the election of the firm of Arthur Andersen LLP as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending July 31, 1998. It is intended that the Proxies in the form enclosed with this Proxy Statement will be voted for such firm unless stockholders specify to the contrary in their Proxies or specifically abstain from voting on this matter.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

3. OTHER BUSINESS

  The Board of Directors does not know of any other business to be presented at the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of Proxy will vote said Proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

DIRECTORS MEETINGS

  The Board of Directors held four regular meetings and three special telephonic meetings during the year ended July 31, 1997 ("fiscal 1997"). The Audit Committee, which currently consists of Myron S. Gelbach and Michael F.O. Harris, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Compensation Committee currently consists of Bryan C. Cressey and Richard C. Tuttle. There is no standing nominating committee. During fiscal 1997, each of the Company's incumbent directors participated in excess of 75% of the aggregate of the meetings of the Board of Directors and the meetings of committees of the Board of Directors of which such director was a member. During fiscal 1997, the Compensation Committee met two times and the Audit Committee met one time.

COMPENSATION OF DIRECTORS

  Directors who are also officers of the Company do not currently receive compensation from the Company for their services as directors. Those directors who are not officers of the Company or affiliated with a significant stockholder of the Company (the "Outside Directors") (currently Myron S. Gelbach and Richard C. Tuttle) currently receive $2,500 quarterly for their services as directors. All directors are reimbursed for expenses incurred in connection with their attendance at meetings. Under the Company's Non-Employee Director Stock Plan (the "Outside Director Plan") each participating director under such plan (currently Myron S. Gelbach and Richard
C. Tuttle) is entitled to receive shares of Common Stock annually with a fair market value of $15,000.

  Each of Messrs. Harris and Kalnasy is a party to a consulting agreement with the Company (the "Director Consulting Agreements"), dated as of July 14, 1988, pursuant to which each has purchased Common Stock of the Company and has been granted options to purchase additional Common Stock in exchange for consulting services. All of such options are fully vested. Each Director Consulting Agreement can be terminated by the director or the Company upon 60 days prior notice.

  GTCR, which controls a significant stockholder of the Company, and Northern, which controls an entity owning less than 1% of the outstanding Common Stock of the Company, are each party to a consulting agreement pursuant to which each is paid $50,000 a year in exchange for consulting services rendered to the Company and its subsidiaries by management personnel of each of GTCR and Northern. Bryan Cressey, a director of the Company, is a General Partner of GTCR, and Michael Harris and Glenn Kalnasy, directors of the Company, are each a Managing Director and significant stockholder of Northern.

               MANAGEMENT COMPENSATION AND CERTAIN TRANSACTIONS

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information for Mr. Olson and the four other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1997 (collectively, the "named executives").

                                                        LONG-TERM COMPENSATION
                                                   ------------------------------------
                               ANNUAL COMPENSATION        AWARDS             PAYOUTS
                               ------------------- --------------------    ------------
                                                    RESTRICTED              ALL OTHER
  NAME AND PRINCIPAL    FISCAL  SALARY             STOCK AWARDS OPTIONS    COMPENSATION
       POSITION          YEAR   ($)(1)   BONUS ($)     ($)        (#)         ($)(2)
  ------------------    ------ ------------------- ------------ -------    ------------
Paul M. Olson..........  1997    366,231   186,721     --           --        26,712
 President, Chief
  Executive Officer      1996    341,539   282,117     --           --        26,712
                         1995    320,674   288,750     --           --        26,793
Michael A. Dudley......  1997    191,077    75,435     --           --        24,228
 Executive Vice
  President              1996    176,593   113,990     --           --        24,133
                         1995    158,743   111,161     --           --        80,606
David R. Harden........  1997    249,462   107,998     --           --        25,304
 Senior Vice President   1996    232,854   110,222     --           --        25,200
                         1995    220,420   145,822     --           --        25,200
George C. Graeber......  1997    242,031    53,657     --           --        24,228
 Executive Vice
  President              1996    212,865   124,636     --           --        24,228
                         1995    179,158   125,562     --           --        24,020
Normand Bourque........  1997    202,371   333,436     --           --        11,957
 Executive Vice
  President              1996     89,413   169,293     --       219,400(3)     6,423

--------
(1)Amounts in this column reflect salaries paid in the 1997 fiscal year.
(2) Figures in this column include amounts with respect to Company contributions to the West Penn Wire Division Incentive Profit Sharing Plan and Trust (the "Incentive Plan") (which is a defined contribution plan) and term life insurance premiums paid by the Company (both of which reflect payments made in the 1996 calendar year), which for each of the named executives other than Mr. Bourque are: Mr. Olson, Incentive Plan $22,500, term life insurance premium $4,212; Mr. Dudley, Incentive Plan $22,500, term life insurance premium $1,728; Mr. Harden, Incentive Plan $22,500, term life insurance premium $2,804; Mr. Graeber, Incentive Plan $22,500, term life insurance premium $1,728. Figures in this column for Mr. Bourque represent earned amounts with respect to projected benefits under NORDX/CDT Inc. defined benefit plans. Assuming continued service with the Company until age 65, Mr. Bourque's estimated benefits upon retirement under such plans would be a lump sum payment of $211,516 upon retirement and an annual benefit of $30,658.
(3)Such options were repriced during the last fiscal year. See "Ten Year Option Repricings."

OPTION GRANTS IN FISCAL YEAR 1997

  While the Company does have incentive plans authorizing the grant of stock options, no stock options were granted to any of the named executives during fiscal 1997.

OPTION EXERCISES AND YEAR END VALUES FOR FISCAL YEAR 1997

  The following table shows information regarding the exercise of stock options during fiscal 1997 by the named executives and the number and value of any unexercised stock options held by them as of July 31, 1997:

                           SHARES                                         VALUE OF UNEXERCISED
                         ACQUIRED ON   VALUE     NUMBER OF UNEXERCISED   IN THE MONEY OPTIONS AT
                          EXERCISE   REALIZED    OPTIONS AT FY-END (#)   FY-END ($) EXERCISABLE/
          NAME               (#)        ($)    EXERCISABLE/UNEXERCISABLE    UNEXERCISABLE(1)
          ----           ----------- --------- ------------------------- -----------------------
Paul M. Olson...........      --           --          187,874/0               6,273,583/0
Michael A. Dudley.......      --           --          148,772/0               4,714,924/0
David R. Harden.........   20,000      589,100         245,874/0               8,179,779/0
George C. Graeber.......   58,000    1,885,125          66,772/0               2,090,798/0
Normand Bourque.........      --           --          0/219,400               0/1,412,388

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(1) Based on the closing price of the Common Stock on July 31, 1997 of $34
    1/16.

                          TEN-YEAR OPTION REPRICINGS

  In June, 1997 the Board determined that the prior option grants to NORDX/CDT management were not serving their intended purpose of providing financial incentive to the NORDX/CDT management given that the exercise prices were significantly below the then current trading price for CDT's common stock. In addition, the Board concluded that failing to amend the options would be a particularly unreasonable hardship for the NORDX/CDT personnel whose division has exceeded CDT's performance expectations since its acquisition. Accordingly, in June, 1997, 525,000 outstanding options held by NORDX/CDT management were repriced with a new exercise price of $27.625, which represented the market price of the Common Stock on the date of such repricing.

  The following table shows information regarding repricing during fiscal 1997 of options previously granted to the named executives.

                            NUMBER OF  MARKET PRICE          LENGTH OF ORIGINAL
                             OPTIONS   OF STOCK AT    NEW       OPTION TERM
                           REPRICED OR   TIME OF    EXERCISE REMAINING AT DATE
                             AMENDED   REPRICING OR  PRICE    OF REPRICING OR
NAME                 DATE      (#)     AMENDMENT $     $         AMENDMENT
----                ------ ----------- ------------ -------- ------------------
Normand Bourque.... 6/3/97   219,400     $27.625    $27.625      8.7 years

EMPLOYMENT AGREEMENTS

  None of the named executives, other than Normand Bourque, have employment agreements with the Company or any of its affiliates, nor are any such named executives party to any agreements entitling them to termination or severance payments upon a change in control of the Company. Pursuant to an employment agreement between Mr. Bourque and the Company, effective as of February 5, 1996, Mr. Bourque is entitled to participate in certain bonus plans and received a stock option grant of 219,400 shares of the Company's Common Stock. Mr. Bourque is entitled to termination payments if terminated without cause. Termination pay is based upon Mr. Bourque's prior compensation and would be paid for a period of 24 or 18 months, depending on when the termination occurred. The Company also entered into Senior Management Agreements with each of Messrs. Olson and Harden, pursuant to which each purchased shares of Common Stock. Mr. Bourque's employment agreement and the Senior Management Agreements also impose certain additional restrictions upon the executives, including confidentiality obligations, assignment of the benefit of inventions and patents to the Company and a requirement that such executives devote substantially all of their business time to the Company.

CERTAIN TRANSACTIONS

  The Company purchases converted copper from an entity controlled by family members of David Harden, an officer of the Company. In fiscal 1997, total purchases by the Company from such entity were approximately $1,053,000. As of July 31, 1997, the Company owed approximately $49,000 to such entity, consisting of accounts payable arising in connection with such purchases. The Company expects to continue to purchase converted copper from such entity at such level in the foreseeable future. Purchases were made on an "as needed" basis, and there is no contract relating to such purchases. The Company believes that the foregoing transaction was consummated on terms no less favorable than those that could be obtained by the Company from an unrelated third party in a transaction negotiated on an arms-length basis.

COMPENSATION COMMITTEE REPORT

 Compensation Policies Applicable to Executive Officers

  During fiscal 1997, the Compensation Committee continued to follow established compensation policies. The overall compensation program for salaried employees has been designed and is administered to ensure that employee compensation motivates superior job performance and the achievement of business objectives. The main policy objective of executive officer compensation is the maximization of stockholder value over the long term. The Compensation Committee believes that this can best be accomplished by an executive compensation program which reflects the following three principles:

    First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practice at similar companies in the specialty cable and related industries.

    Second, annual bonus and incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

    Third, a substantial portion of total long-term compensation should reflect performance on behalf of the Company's stockholders, as measured by increases in the Company's stock price.

  In the judgment of the Compensation Committee, the performance of the Company in fiscal 1997 confirms that the compensation program is achieving its main objectives. Accordingly, except as discussed below with respect to Mr. Olson, the Compensation Committee made no fundamental changes in the basic executive compensation program during fiscal 1997.

 Base Salary

  Annual base salaries of the executive officers were reviewed by the Compensation Committee at its September 1997 meeting and adjusted as appropriate effective October 1, 1997. Following previously stated policies, the Compensation Committee adjusted salaries based upon competitive salary levels, past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions to future Company performance. The Compensation Committee believes that for salary increases to provide a meaningful additional incentive such increases must exceed the rate of inflation and, in light of relatively low inflation in the national economy, the Compensation Committee approved salary increases ranging between 4% and 12% for executive officers other than the Chief Executive Officer, at its September 1997 meeting. Although strong overall performance by the Company was a factor in determining the salary adjustments, the individual factors stated above were the primary considerations.

 Bonus Plan

  Each of the named executive officers and certain other key personnel of the Company participate in an executive/management bonus plan (the "Bonus Plan"), which has not been formalized in writing. The Bonus Plan provides for annual bonus awards based upon financial results compared to a projected budget prepared at the beginning of each fiscal year. Employees at each of the Company's operating units receive bonuses based upon a formula determined by the financial results of their respective division and the overall financial results of the Company. Other participants, including the Chief Executive Officer (the "CEO"), receive bonuses based on the overall financial results of the Company. An individual participant's bonus is determined as a percentage ranging from 0% to 200% of the Target Bonus (the individual's "Target Bonus" ranges from 15% to 55% of base salary) based upon
(i) the relevant performance target(s) achieved, (ii) the employee's place of employment within the Company and (iii) the weight given to the relevant performance targets. Bonus amounts are prorated for new participants who are added during the course of a given year. Bonus payments are subject to modification at the discretion of the Compensation Committee. One half of the Bonus Plan bonuses are paid quarterly, with the balance paid after final fiscal year results are available.

 NORDX/CDT Bonus Programs

  Certain employees of NORDX/CDT participate in the NORDX/CDT Plan II Bonus Program (the "Plan II Program"). The Plan II Program provides for bonus awards with respect to the six-month period ended July 31, 1996 and annually thereafter for four years based upon NORDX/CDT's earnings before interest and taxes. Bonus payments are subject to modification at the discretion of the President of NORDX/CDT subject to the approval of the Chief Executive Officer of the Company, currently, Paul M. Olson. One half of the NORDX/CDT plan bonuses are paid quarterly, with the balance paid after the fiscal year results are available. Mr. Bourque and certain other key personnel of NORDX/CDT participate in the NORDX/CDT Signing Bonus Program (the "Signing Program"). The Signing Program provides for a signing bonus to certain key personnel of NORDX/CDT of individual aggregates ranging from $300,000 to $750,000 to be paid over the first five years of such person's employment by the Company.

 Stock Options

  Under the Company's Long Term Performance Incentive Plan (the "Long Term Plan") and the Company's Supplemental Long Term Performance Incentive Plan (the "Supplemental Plan"), incentive awards, including stock options, may be granted to the Company's executive officers. The Compensation Committee determines the number of stock options to be granted based on an officer's job responsibilities and individual performance evaluation. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest over five years. This approach is designed to encourage the creation of long-term stockholder value since the full benefit of such options cannot be realized unless the stock price exceeds the exercise price at the end of the five years. The Compensation Committee believes that the significant equity interests in the Company held by the Company's management helps to align the interests of stockholders and management and maximize stockholder returns over the long term. An aggregate of 16,122 shares of Common Stock remain reserved for grant under the Long Term Plan. An aggregate of 500,600 shares of Common Stock remain reserved for grant under the Supplemental Plan. Of such 500,600 shares, 50,600 shares remain reserved under the Supplemental Plan for grants only to new members of the Company's management who are employed in connection with acquisitions by the Company.

  The Outside Directors are not entitled to receive awards under the Long Term Plan or the Supplemental Plan. In order to create and provide an incentive structure similar to that which is in place for employees under those plans, the Company adopted the Outside Director Plan. Under this plan, the Company's Outside Directors are eligible to receive shares of Common Stock in an amount and at a price set by a pre-arranged formula. Under the Outside Director Plan 69,918 shares of Common Stock remain reserved for grant to the Company's Outside Directors.

  In June, 1997 the Board determined that the prior option grants to NORDX/CDT management were not serving their intended purpose of providing financial incentive to the NORDX/CDT management given that the exercise prices were significantly below the then current trading price for CDT's common stock. In addition, the Board concluded that failing to amend the options would be a particularly unreasonable hardship for the

NORDX/CDT personnel whose division has exceeded CDT's performance expectations since its acquisition. Accordingly, in June, 1997, 525,000 outstanding options held by NORDX/CDT management were repriced with a new exercise price of $27.625, which represented the market price of the Common Stock on the date of repricing.

 Compensation of Chief Executive Officer

  The compensation policies described above apply as well to the compensation of the CEO. The Compensation Committee is directly responsible for determining the CEO's salary level and for all awards and grants to the CEO under the incentive components of the compensation program. The overall compensation package of the CEO is designed to recognize that the CEO bears primary responsibility for increasing the value of stockholders' investments. Accordingly, a substantial portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The CEO's compensation is thus structured and administered to motivate and reward the successful exercise of these responsibilities.

  The CEO's compensation for fiscal 1997 was based upon a pre-agreed salary amount and a bonus earned under the Bonus Plan described above. The bonus reflected achieving 115% of the target performance level in fiscal 1997.

  At the end of fiscal 1997 and the beginning of fiscal year 1998, the Compensation Committee undertook a review of the CEO's compensation. The Compensation Committee reviewed the compensation packages (including option grants) of various chief executive officers of companies competing with the Company, as reported in their public documents. The Compensation Committee also considered the strong growth of the Company over the past several years. As a result of such review, the CEO's base compensation was raised from $362,250 to $460,000 effective October 1, 1997. In addition, the CEO's Target Bonus under the Bonus Plan was raised from 45% to 55%.

 Conclusion

  Through the programs described above and the stock ownership of management obtained pursuant to prior stock option plans, a significant portion of the Company's executive compensation is linked directly to corporate performance and stock price appreciation.

  The Compensation Committee has determined that it is unlikely that the Company would pay any amounts in fiscal 1998 that would result in the loss of a Federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended, and accordingly, has not recommended that any special actions be taken or that any plans or programs be revised at this time in light of such tax law provision.

Respectfully submitted,

                        COMPENSATION COMMITTEE MEMBERS

                     Bryan C. Cressey   Richard C. Tuttle

PERFORMANCE GRAPH

  The following graph compares the cumulative total return on $100 invested on November 24, 1993 (the first day of public trading of the Common Stock) through July 31, 1997 (the last day of public trading of the Common Stock in fiscal
1997) in the Common Stock of the Company, the S&P 500 Index and the S&P Electrical Equipment Index. The return of the indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends since its initial public offering. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

    COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CABLE DESIGN TECHNOLOGIES
                        CORPORATION, S&P 500 INDEX AND
                         S&P ELECTRICAL EQUIPMENT BANK


                                   [GRAPHIC]

              CABLE DESIGN
              TECHNOLOGIES                   S&P ELECTRICAL
DATE          CORPORATION   S&P 500 INDEX    EQUIPMENT Index

11/24/93         $100.00        $100.00          $100.00
7/29/94          $134.18        $100.99          $105.74
7/31/95          $227.85        $127.36          $126.30
7/31/96          $444.08        $148.47          $170.61
7/31/97          $517.63        $206.40          $257.19

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information regarding beneficial ownership of Common Stock as of October 14, 1997, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                           NUMBER OF SHARES   PERCENTAGE OF
                                                  OF        OUTSTANDING COMMON
NAME                                       COMMON STOCK(1)       STOCK(1)
----                                       ---------------- ------------------
GTC Fund II(2)............................    2,853,922            15.1
Bryan C. Cressey(2)(3)(6).................    2,931,836            15.5
Pilgrim Baxter & Associates, Ltd. ........    1,741,400             9.2
President and Fellows of Harvard College..    1,159,600             6.1
Massachusetts Financial Services Company..    1,098,565             5.8
Paul M. Olson(3)(7).......................      495,797             2.6
George C. Graeber(8)......................       89,772             *
Michael A. Dudley(9)......................      148,772             *
David R. Harden(10).......................      440,797             2.3
Myron S. Gelbach, Jr.(3)(5)...............       26,981             *
Michael F.O. Harris(3)(4)(5)(11)..........      184,840             *
Glenn Kalnasy(3)(4)(12)...................      197,973             1.1
Richard C. Tuttle(3)(13)..................       18,363             *
Normand Bourque...........................        1,000             *
All executive officers and director
nominees as a group
(11 Persons)(14)                              4,494,496            23.8

--------
  * Represents less than 1%.
 (1) Figures are based upon 18,861,417 shares of Common Stock outstanding as of October 14, 1997. The figures assume exercise by only the stockholder or group named in each row of all options and warrants for the purchase of Common Stock held by such stockholder or group which are exercisable within 60 days of October 14, 1997.
 (2) The general partner of GTC Fund II is GTCR, an Illinois limited partnership. Bryan Cressey is a General Partner of GTCR, and may be deemed to be a beneficial owner of the Common Stock of the Company owned by GTC Fund II, but Mr. Cressey disclaims any such beneficial ownership. The business address of GTC Fund II and Mr. Cressey is c/o Golder, Thoma, Cressey, Rauner, Inc., 6100 Sears Tower, Chicago, Illinois 60606.
 (3) Messrs. Cressey, Olson, Gelbach, Harris, Kalnasy and Tuttle are directors of the Company.
 (4) Includes 103,062 shares owned by NILP II. The general partners of NILP II are Glenn Kalnasy, Michael F.O. Harris, GT Northern 1988 Investment Fund ("GT Northern"), a Washington limited partnership, and Northern. The general partners of GT Northern are Mr. Kalnasy, Mr. Harris and Northern. Mr. Kalnasy and Mr. Harris together are the sole stockholders of the outstanding capital stock of Northern. Mr. Kalnasy, Mr. Harris, Northern and GT Northern may be deemed to be beneficial owners of the Common Stock of the Company owned by NILP II, but each disclaims any such beneficial ownership.
 (5) Members of the Audit Committee.
 (6) Includes 40,000 shares held by the Bryan and Christina Cressey Foundation (the "Foundation") and 2,853,922 shares held by GTC Fund II. Mr. Cressey is a general partner of GTCR and the President of the Foundation and may be deemed to be a beneficial owner of the Common Stock of the Company owned by the Foundation and GTC Fund II, but Mr. Cressey disclaims any such beneficial ownership. See footnote 2.
 (7) Includes 187,874 shares covered by options.
 (8) Includes 66,772 shares covered by options.
 (9) Includes 148,772 shares covered by options.
(10) Includes 245,874 shares covered by options.
(11) Includes 70,024 shares covered by options and 1,200 shares held in trusts of his children of which he is the trustee. Mr. Harris may be deemed to be a beneficial owner of the shares held in the trusts, but disclaims any such beneficial ownership.

(12) Includes 71,824 shares covered by options.
(13) Includes 10,919 shares covered by options.
(14) Includes 2,853,922 shares held by GTC Fund II which may be deemed to be beneficially owned by Mr. Cressey, and 103,062 shares held by Northern Fund II which may be deemed to be beneficially owned by Messrs. Kalnasy and Harris. See footnotes 1 and 4. Each of Messrs. Cressey, Kalnasy and Harris disclaim any such beneficial ownership.

      DIRECTOR AND OFFICER AND TEN PERCENT STOCKHOLDER SECURITIES REPORTS

  The federal securities laws require the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission, the New York Stock Exchange and the Secretary of the Company initial reports of ownership and reports of changes in ownership of the Common Stock of the Company.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 31, 1997, all of the Company's officers, directors and greater-than-ten-percent beneficial owners made all required filings.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders to be presented at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company by July 7, 1998 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. It is anticipated that the 1998 Annual Meeting will be scheduled for December 8, 1998.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not know of any business to come before the Annual Meeting other than the matter described in the notice. If other business is properly presented for consideration at the Annual Meeting, the enclosed Proxy authorizes the persons named therein to vote the shares in their discretion.

                            SOLICITATION OF PROXIES

  Solicitation of the Proxies may be made through officers and regular employees of the Company by telephone or by oral communications with some stockholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. In addition to use of the mails, Proxies may be solicited by officers and employees of the Company in person or by telephone.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Securities and Exchange Commission are incorporated in this Proxy Statement by reference: (i) the Company's Annual Report for the fiscal year ended July 31, 1997 including the financial information included therein and (ii) the Company's Quarterly Report on Form 10-Q for each of the fiscal quarters ended October 31, 1996, January 31, 1997, and April 30, 1997.

                                  DETACH HERE

                     CABLE DESIGN TECHNOLOGIES CORPORATION

             For Annual Meeting of Stockholders - December 9, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Paul M. Olson and Kenneth O. Hale, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and
P each of them, to vote all the shares of capital stock of the Corporation which the undersigned is entitled to vote at said meeting and any
R adjournment thereof upon the matters specified below and upon such other matters as may be properly brought before the meeting or any adjournments
O thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the
X    meeting and revoking any proxy heretofore given.

Y      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO
     DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2 AND AUTHORITY WILL BE DEEMED GRANTED UNDER PROPOSAL 3.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE   SEE REVERSE SIDE

                                  DETACH HERE

   Please mark
/X/votes as in
   this example.


    1. To elect a Board of Directors for the ensuing year:                                                FOR    AGAINST    ABSTAIN
     Nominees: Bryan C. Cressey, Paul M. Olson,                       2. To elect the firm of Arthur
               Myron S. Gelbach, Jr., Michael F.O. Harris,               Andersen, LLP as auditors       /  /      /  /      /  /
               Glenn Kalnasy, Richard C. Tuttle.                         for the fiscal year ending
                                                                         July 31, 1998.
                        FOR     WITHHELD
                       /   /      /    /
                                                                      3. To transact such other business as may properly come before the meeting.
     / /
       -------------------------------------------
          For all nominees except as noted above
                                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /   /



                                                                      (If signing as attorney, executor, trustee or guardian,
                                                                       please give your full title as such. If shares are held
                                                                       jointly, each holder should sign.)



Signature:                              Date:                    Signature:                                       Date:
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